UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): March 17, 2006

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2101 CityWest Blvd, Suite 500, Bldg. 3 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 8.01 Other Events

John D. Held, Executive Vice President and General Counsel of Omega Protein Corporation (the “Company”), has entered into a pre-arranged stock sales plan intended to qualify under Rule 10b5-1 of the Securities and Exchange Act of 1934 to sell up to 128,600 shares of Company common stock over time. This Plan replaces Mr. Held’s prior Rule 10b5-1 sales plan which was scheduled to expire in July 2006 in accordance with its terms.

The stock sales plan has been approved under the Company’s internal securities trading policy. Rule 10b5-1 plans permit individuals who are not in possession of material non-public information to establish pre-arranged plans to buy or sell Company stock. These plans can minimize the market effect of insider purchases or sales by spreading these purchases or sales over a more extended period than the limited trading “windows” designated by the Company’s internal securities trading policy.

Under this plan, a broker not affiliated with the Company may, over a period of time ending on March 15, 2008, sell up to 128,600 shares of Company common stock held by Mr. Held at various designated prices ranging upwards from $6.50 per share.

The shares to be sold pursuant to the plan relate to shares to be acquired upon the exercise of stock options under the Company’s 2000 Long-Term Incentive Plan. The maximum number of shares that may be sold under the plan represents approximately 30% of Mr. Held’s combined current holdings of the Company’s common stock and options to purchase Company common stock.

Specific sales transactions under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

The foregoing description of the sales plan is qualified in its entirety by reference to the plan, which is incorporated herein by reference and attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

a. Financial Statements of Businesses Acquired.

None.

b. Pro Forma Financial Information

None.

c. Shell Company Transactions

None.

d. Exhibits

10.1	Rule 10b5-1 Sales Plan dated March 17, 2006 entered into by John D. Held

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: March 20, 2006	/s/ Robert W. Stockton
Robert W. Stockton
Executive Vice President and
Chief Financial Officer